Exhibit 10.3

SENIOR NOTE PURCHASE AGREEMENT

This SENIOR NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of May 19, 2021, and is made by and among Citizens & Northern Corporation, a Pennsylvania corporation (the “Company”), and the several purchasers of the Senior Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has requested that the Purchasers purchase from the Company up to $15,000,000 in aggregate principal amount of Senior Notes.

WHEREAS, the Company has engaged Piper Sandler & Co. and Boenning & Scattergood, Inc. as its placement agents (the “Placement Agents”) for the offering of the Senior Notes.

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and/or a “qualified institutional buyer” as such term is defined in Rule 144A or Regulation D promulgated under the Securities Act.

WHEREAS, the offer and sale of the Senior Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

WHEREAS, each Purchaser is willing to purchase from the Company a Senior Note in the principal amount set forth on such Purchaser’s respective signature page hereto (the “Senior Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Senior Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	DEFINITIONS.

1.1Defined Terms.  The following capitalized terms used in this Agreement and in the Senior Notes have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank” means Citizens & Northern Bank, a Pennsylvania bank, and wholly owned subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Pennsylvania are permitted or required by any applicable law or executive order to close.

“Bylaws” has the meaning set forth in Section 3.2.1.2(c).

“Charter” has the meaning set forth in Section 3.2.1.2(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means May 19, 2021.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) audited financial statements of the Company for the year ended December 31, 2020; (ii) the unaudited financial statements of the Company for the period ended March 31, 2021 and (iii) the Company’s reports for (x) the year ended December 31, 2020 and (y) the period ended March 31, 2021 as filed with the FRB as required by regulations of the FRB.

“Disbursements” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“DTC” has the meaning set forth in Section 5.8.

“Environmental Laws” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Senior Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency with jurisdiction over the Company or a Subsidiary or any of their respective properties, assets or operations.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances that are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment that relates to real property, including:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated statement of condition of the Company; and (ii) all obligations secured by any lien on property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements,

modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person, or (ii) would materially impair the ability of such Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies that do not disproportionately affect the operations or business of the Company in comparison to other banking institutions with similar operations, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes in general economic or capital market conditions, including changes in interest rates, affecting financial institutions or their market prices generally and not specifically related to the Company, the Bank or the Purchasers, (4) natural disasters or other force majeure events or any epidemics, pandemics or disease outbreaks (including COVID-19) that do not disproportionately affect the operations or business of the Company in comparison to other banking institutions with similar operations, (5) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or by the occurrence of any military or terrorist attack upon or within the United States, (6) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank or the Purchasers, including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by this Agreement, and (7) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Senior Notes.

“Maturity Date” means June 1, 2026.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agents” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” has the meaning set forth in Section 5.8.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Senior Note” means the Senior Note (or collectively, the “Senior Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Senior Note delivered in substitution or exchange for such Senior Note.

“Senior Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

1.2Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided.  All references to this Agreement and Senior Notes shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3Exhibits Incorporated.  All Exhibits attached are hereby incorporated into this Agreement.

2.	SENIOR DEBT.

2.1Certain Terms.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers, severally and not jointly, Senior Notes in an aggregate principal amount equal to the aggregate of the Senior Note Amounts.  The Purchasers, severally and not jointly, each agree to purchase the Senior Notes from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Senior Notes.  The Senior Note Amounts shall be disbursed in accordance with Section 3.1.  The Senior Notes shall bear interest per annum as set forth in the Senior Notes.  The unpaid principal balance of the Senior Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (i) acceleration by the Purchasers in accordance with the terms of the Senior Notes and this Agreement or (ii) the Company’s delivery of a notice of redemption or repayment in accordance with the terms of the Senior Notes.

2.2Subordination.  The Senior Notes shall be subordinated in accordance with the subordination provisions set forth therein.

2.3Maturity Date.  On the Maturity Date, all sums due and owing under this Agreement and the Senior Notes shall be repaid in full.  The Company acknowledges and agrees that the Purchasers have not made any commitments, either express or implied, to extend the terms of the Senior Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless the Company and the Purchasers hereafter specifically otherwise agree in writing.

2.4Unsecured Obligations.  The obligations of the Company to the Purchasers under the Senior Notes shall be unsecured and not covered by a guarantee of the Company, the Bank or any Affiliate of the Company or the Bank.

2.5The Closing.  The closing of the sale and purchase of the Senior Notes (the “Closing”) shall occur at the offices of the Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.6Payments.  The Company agrees that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Senior Notes.

2.7Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.

2.8Use of Proceeds.  The Company shall use the net proceeds from the sale of Senior Notes for general corporate purposes.

3.	DISBURSEMENT.

3.1Disbursement.  On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company and the Company has executed and delivered to each of the Purchasers this Agreement and such Purchaser’s Senior Note and any other related documents in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall countersign and deliver this Agreement and disburse in immediately available funds the Senior Note Amount set forth on each Purchaser’s respective signature page hereto to the Company in exchange for a Senior Note with a principal amount equal to such Senior Note Amount (the “Disbursement”).  The Company will deliver to the respective Purchaser one or more certificates representing the Senior Notes in definitive form (or provide evidence of the same with the original to be delivered by the Company by overnight delivery on the next Business Day in accordance with the delivery instructions of the Purchaser), registered in such names and denominations as such Purchasers may request.

3.2Conditions Precedent to Disbursement.

3.2.1Conditions to the Purchasers’ Obligation.  The obligation of each Purchaser to consummate the purchase of the Senior Notes to be purchased by them at Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to such Purchaser each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1Transaction Documents.  This Agreement and the Senior Notes (collectively, the “Transaction Documents”), each duly authorized and executed by the Company.

3.2.1.2Authority Documents.

(a)A copy, certified by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania of the Articles of Incorporation of the Company (the “Charter”);

(b)A certificate of good standing of the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania;

(c)A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of the Company (the “Bylaws”);

(d)A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the board of directors of the Company, and any committee thereof, authorizing the execution, delivery and performance of the Transaction Documents;

(e)An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(f)The opinion of Stevens & Lee, P.C., counsel to the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and Placement Agents.

3.2.1.3Other Documents.  Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.

3.2.1.4Aggregate Investments.  Prior to, or contemporaneously with the Closing, each Purchaser shall have actually subscribed for the Senior Note Amount set forth on such Purchaser’s signature page.

3.2.2Conditions to the Company’s Obligation.

3.2.2.1With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Senior Notes and to effect the Closing is subject to delivery by or at the direction of such Purchaser to the Company of this Agreement, duly authorized and executed by such Purchaser.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company hereby represents and warrants to each Purchaser as follows:

4.1Organization and Authority.

4.1.1Organization Matters of the Company and Its Subsidiaries.

4.1.1.1The Company is a duly organized corporation, is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not result in a Material Adverse Effect on the Company.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

4.1.1.2Schedule 4.1.1.2 sets forth the only direct or indirect Subsidiaries of the Company.  Each Subsidiary of the Company, other than the Bank, either has been duly organized and is validly existing as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as a Pennsylvania chartered  bank and trust company, in each case in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.

4.1.1.3The Bank is a Pennsylvania chartered bank and trust company.  The deposit accounts of the Bank are insured by the FDIC up to applicable limits.  The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

4.1.2Capital Stock and Related Matters.  The Charter of the Company authorizes the Company to issue 20,000,000 shares of common stock and 30,000 shares of preferred stock.  As of the date of this Agreement, there are 16,002,315 shares of the Company’s common stock outstanding and no shares of the Company’s preferred stock outstanding.  All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.  There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors .

4.2No Impediment to Transactions.

4.2.1Transaction is Legal and Authorized.  The issuance of the Senior Notes, the borrowing of the aggregate of the Senior Note Amount, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.

4.2.2Agreement.  This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3Senior Notes.  The Senior Notes have been duly authorized by the Company and when duly executed, authenticated, issued and delivered to the Purchasers and paid for as provided herein, will constitute the legal, valid and binding obligations of the Company and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.4Exemption from Registration.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person (including, to its knowledge, the Placement Agent) acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Senior Notes.  Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement, the Senior Notes will be issued in a transaction exempt from the registration requirements of the Securities Act.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”).  To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event.  The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

4.2.5No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company.  Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company or the Bank.

4.2.6Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.

4.3Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary.  The Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company.  All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4Financial Condition.

4.4.1Company Financial Statements.  The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable) which have been made available to the Purchasers, (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the

Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated statement of condition of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

4.4.2Absence of Default.  Since the end of the Company’s last fiscal year ended December 31, 2020, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company.  The Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on the Company.

4.4.3Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.

4.4.4Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent statement of condition contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of the statement of condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith or (iii) such as do not, individually or in the aggregate, result in a Material Adverse Effect on Company or such applicable Subsidiary of the Company.  The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.

4.5No Material Adverse Change.  Since the end of the Company’s last fiscal year ended December 31, 2020, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

4.6Legal Matters.

4.6.1Compliance with Law.  The Company and each of its Subsidiaries (i) has complied with and (ii) is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  Except where any such failure to comply would not result, individually or in the aggregate, in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance with, and for at least three (3) years prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees.  At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing.

4.6.2Regulatory Enforcement Actions.  The Company, the Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, the failure to comply with which would have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company.  None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (a) any such restrictions threatened, (b) any agreements, memoranda or commitments being sought by any Governmental Agency, or (c) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved.

4.6.3Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity before or by any Governmental Agency, that would reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, or materially and adversely affect the issuance or payment of the Senior Notes; the aggregate of all pending legal or governmental proceedings to which Company or any such Subsidiary is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the business, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.6.4Environmental.  Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (i) neither Company nor any of its Subsidiaries is in violation of any Environmental Laws, (ii) there are no pending or, to the knowledge of Company, threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against Company or any of its Subsidiaries, and (iii) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

4.6.5Brokerage Commissions.  Except for commissions paid to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.6.6Investment Company Act.  Company is not required, and upon the issuance and sale of the Senior Notes and the application of the net proceeds therefrom as herein contemplated will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended

4.7No Misstatement.  None of the representations or warranties made in this Agreement or in any certificate delivered to the Purchasers by or on behalf of the Company contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

4.8Internal Accounting Controls.  The Company and the Bank have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could have a Material Adverse Effect on the Company or the Bank.  Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting.  The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established.

4.9Tax Matters.  The Company, Bank and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

4.10Exempt Offering.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Senior Notes by the Company to the Purchasers.

4.11Representations and Warranties Generally.  The representations and warranties of the Company set forth in this Agreement that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification are true and correct in all material respects as of the Closing Date.  The representations and warranties of Company set forth in this Agreement that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification are true and correct as of the Closing Date.

5.	GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with each Purchaser as follows:

5.1Compliance with Transaction Documents.  The Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.

5.2Affiliate Transactions.  The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except pursuant to the reasonable conduct of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and, if such transactions are not within the ordinary course of business, reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3Compliance with Laws.

5.3.1Generally.  The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company.

5.3.2Regulated Activities.  The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company, the Bank and/or such of its Subsidiaries or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3Taxes.  The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a material lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries.  Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank and such other Subsidiary.

5.3.4Corporate Existence.  The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or the other Subsidiaries; provided, however, that the Company may consummate a merger in which (i) the Company is the surviving entity or (ii) if the Company is not the surviving entity, the surviving entity assumes, by operation of law or otherwise, all of the obligations of the Company under the Senior Notes.

5.3.5Dividends, Payments, and Guarantees During Event of Default.  Upon the occurrence of an Event of Default (as defined under the Senior Notes), until such Event of

Default is cured by the Company or waived by the Noteholders (as defined under the Senior Notes) in accordance with Section 17 of the Senior Notes and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock; (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt of the Company that ranks equal with or junior to the Senior Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Senior Notes, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans.

5.4Absence of Control.  It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

5.5Secondary Market Transactions.  To the extent and so long as not in violation of Section 6.4 hereof, each Purchaser shall have the right at any time and from time to time to securitize its Senior Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Senior Notes (each such securitization is referred to herein as a “Secondary Market Transaction”).  In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, use commercially reasonable efforts to cooperate with the Purchasers and otherwise reasonably assist the Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall the Company be required to incur any material costs or expenses in connection therewith.  Subject to any written confidentiality obligation, including the terms of any non-disclosure agreement between the Purchasers and the Company, all information regarding the Company may be furnished to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction.  All documents, financial statements, appraisals and other data relevant to the Company or the Senior Notes may be retained by any such Person, subject to the terms of any nondisclosure agreement between the Purchaser and the Company.

5.6Bloomberg.  The Company shall use commercially reasonable efforts to cause the Senior Notes to be quoted on Bloomberg.

5.7Rule 144A Information.  While any Senior Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon the request of any Purchaser or subsequent holder of any Senior Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

5.8NRSRO Rating.  The Company will use commercially reasonable efforts to maintain a rating by a nationally recognized statistical rating organization (“NRSRO”) while any Senior Notes remain outstanding.

5.9DTC Registration.  Upon the request of a holder of a Senior Note that is a Qualified Institutional Buyer as defined in Rule 144A of the Securities Act (each, a “QIB”) and provided that the applicable depository eligibility requirements are met, the Company shall use commercially reasonable efforts to cause the Senior Notes held by such QIB to be registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) or a nominee of DTC.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:

6.1Legal Power and Authority.  It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  It is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.

6.2Authorization and Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.

6.4Purchase for Investment.  It is purchasing the Senior Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  It has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Senior Notes in any manner.

6.5Institutional Accredited Investor.  It is and will be on the Closing Date either:  (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.

6.6Financial and Business Sophistication.  It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Senior Notes.  It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Senior Notes.

6.7Ability to Bear Economic Risk of Investment.  It recognizes that an investment in the Senior Notes involves substantial risk.  It has the ability to bear the economic risk of the prospective investment in the Senior Notes, including the ability to hold the Senior Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.  It has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in this investment.

6.8Information.  It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Senior Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Senior Notes or any other securities of the Company; (ii) it has conducted its own examination of the Company and the terms of the Senior Notes to the extent it deems necessary to make its decision to invest in the Senior Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Senior Notes (including meeting with representatives of the Company); and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company in connection with the offer and sale of the Senior Notes.  It has reviewed the information set forth in the Company’s Reports, the exhibits hereto and the information contained in the data room established by the Company in connection with the transactions contemplated by this Agreement.

6.9Access to Information.  It acknowledges that it and its advisors (i) have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement and (ii) have completed such investigation and have received such information from the Company and otherwise, as it and they have considered sufficient for the Purchaser to make its investment decision regarding a purchase of Senior Notes.

6.10Investment Decision.  It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Placement Agent.  Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein.  It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement.  Furthermore, it acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Senior Notes constitutes legal, tax or investment advice.

6.11Private Placement; No Registration; Restricted Legends.  It understands and acknowledges that the Senior Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it.  It is not subscribing for the Senior Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting.  It further acknowledges and agrees that all certificates or other instruments representing the Senior Notes will bear the restrictive legend set forth in the form of Senior Note.  It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Senior Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.  Neither the Placement Agent nor the Company have or has made or are or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Senior Notes, or that the Senior Notes purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.

6.12Placement Agents.  It will purchase the Senior Note(s) directly from the Company and not from the Placement Agents and understands that neither the Placement Agents nor any other broker or dealer has any obligation to make a market in the Senior Notes.

6.13RESERVED.

6.14Accuracy of Representations.  It understands that each of the Placement Agent and the Company are relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any such representations or acknowledgements are made by it prior to the Closing Date and are no longer accurate as of the Closing Date, or if any of the agreements made by it are in breach as of the Closing Date, it shall promptly notify the Placement Agent and the Company.

6.15Representations and Warranties Generally.  The representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects (i) as of the Closing Date and (ii) as otherwise specifically provided herein.  Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.

7.	MISCELLANEOUS.

7.1Prohibition on Assignment by the Company.  Except as described in Section 8(b) (Merger or Sale of Assets) of the Senior Notes, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Senior Notes without the prior written consent of all the Noteholders (as defined in the Senior Note).  In addition, in accordance with the terms of the Senior Notes, any transfer of such Senior Notes by the Noteholders (as defined in the Senior Note) must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.

7.2Time of the Essence.  Time is of the essence for this Agreement.

7.3Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Senior Notes shall be effective except with the consent of the holders of at least fifty percent (50%) of the aggregate principal amount (excluding any Senior Notes held by the Company or any of its Affiliates) of the Senior Notes at the time outstanding; provided, however, that without the consent of each holder of an affected Senior Note, no such amendment or waiver may: (i) reduce the principal amount of the Senior Note; (ii) reduce the rate of or change the time for payment of interest on any Senior Note; (iii) extend the maturity of any Senior Note, (iv) change the currency in which payment of the obligations of the Company under this Agreement and the Senior Notes are to be made; or (v) lower the percentage of aggregate principal amount of outstanding Senior Notes required to approve any amendment of this Agreement or the Senior Notes, (vi) make any changes to Section 6 (Failure to Make Payments) of the Senior Notes that adversely affects the rights of any holder of a Senior Note; or (vii) disproportionately and adversely affect the rights of any of the holders of the then outstanding Senior Notes.  Notwithstanding the foregoing, the Company may amend or supplement the Senior Notes without the consent of the holders of the Senior Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, or to make any change that does not adversely affect the rights of any holder of any of the Senior Notes.  No failure to exercise or delay in exercising, by a Purchaser or any holder of the Senior Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by the Purchasers to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder.  Failure on the part of the Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the

Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.

7.4Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

7.5Notices.  Any notice which any party hereto may be required or may desire to give hereunder must be in writing and delivered personally; or mailed, postage prepaid, by United States registered or certified mail, return receipt requested; or delivered by a responsible overnight commercial courier promising next business day delivery, addressed in each case:

if to the Company:	Citizens & Northern Corporation
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901
Attention: Chief Financial Officer

with a copy to:	Stevens & Lee, P.C.
17 North Second Street, 16th Floor
Harrisburg, PA 17101
Attention: Charles J. Ferry

if to the Purchasers:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

7.6Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that (i) unless a Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company, and (ii) unless such assignment complies with the Assignment Form attached to the Senior Notes, no assignment made by a Purchaser shall be effective or confer any rights on any purported assignee of Purchaser.  The term “successors and assigns” will not include a purchaser of any of the Senior Notes from any Purchaser merely because of such purchase but shall include a purchaser of any of the Senior Notes pursuant to an assignment complying with the Assignment Form attached to the Senior Notes.

7.7No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.

7.8Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

7.9Entire Agreement.  This Agreement and the Senior Notes, along with any exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Senior Notes.

7.10Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws.  Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

7.11No Third Party Beneficiary.  This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

7.12Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.13Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

7.14Knowledge; Discretion.  All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices, or individuals performing similar functions.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

7.15Waiver Of Right To Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL.  THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16Expenses.  Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

7.17Survival.  Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Senior Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:
CITIZENS & NORTHERN CORPORATION

By:
Name: [•]
Title: [•]

IN WITNESS WHEREOF, the Purchaser has caused this Senior Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

[INSERT PURCHASER’S NAME]

By:
Name:
Title:

Notice Address of Purchaser:

[•]

Principal Amount of Purchased Senior Note:

$[•]

EXHIBIT A

FORM OF SENIOR NOTE

EXHIBIT B

OPINION OF COUNSEL

1.Each of the Company and the Bank (i) is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, in each jurisdiction in which such qualification or licensing is required, whether by reason of the ownership or leasing of property or the conduct of business, except insofar as the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Bank.

2.The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions required under the Transaction Documents.

3.The Note Purchase Agreement has been duly authorized, executed and delivered by the Company.  The Note Purchase Agreement constitutes a legal valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

4.The execution and delivery by the Company of the Transaction Documents and the performance by the Company on the date hereof of its agreements and obligations thereunder, do not (i) to such counsel’s knowledge, violate any applicable provisions of the Pennsylvania Business Corporation Law, (ii) to such counsel’s knowledge, violate any order or judgment of any agency or court of the Commonwealth of Pennsylvania which is specific to the Company and known to such counsel or (iii) violate the Charter or Bylaws, each as currently in effect.

5.The Notes have been duly authorized by the Company and when duly executed, authenticated, issued and delivered to and paid for by the Noteholders in accordance with the terms of the Note Purchase Agreement, will constitute valid and legally binding obligations of the Company, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

6.Assuming the accuracy of the representations and warranties of each of the Noteholders and the Company set forth in the Note Purchase Agreement, the offer and sale of the Notes in accordance with the Note Purchase Agreement will be issued in a transaction exempt from the registration requirements of the Securities Act.

Schedule 4.1.1.2

Subsidiaries of the Company

Name	State of Incorporation
Citizens & Northern Bank (A)	Pennsylvania
Bucktail Life Insurance Company (A)	Arizona
Citizens & Northern Investment Corporation (A)	Delaware
C&N Financial Services Corporation (B)	Pennsylvania
Northern Tier Holding LLC (B)	Pennsylvania

(A)  Wholly-owned subsidiary of Citizens & Northern Corporation

(B)  Wholly-owned subsidiary of Citizens & Northern Bank